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                                                                  Exhibit 23






                        CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (No. 33-53327, No. 33-61339, and No. 33-60069) and Form S-8 (No. 2-74004, No. 33-43918,
No. 33-51817, No. 33-51821, No. 33-60037, and No. 33-61703) of E. I. du Pont
de Nemours and Company of our report dated February 19, 1999, appearing on page 40 of the Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K/A Amendment No. 1. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 25 of E. I. du Pont de Nemours and Company and its subsidiaries' Annual Report on Form 10-K/A Amendment No. 1.






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Philadelphia, Pennsylvania 19103
July 7, 1999